SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Smith Micro Software, Inc.
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May 8, 2015

Dear Smith Micro Stockholders:

We are pleased to invite you to the 2015 Annual Meeting of Stockholders of Smith Micro Software, Inc. to be held at our offices located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 18, 2015, at 10:00 a.m. Pacific Time.

The expected actions to be taken at the Annual Meeting, which include the election of two directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition to the Proxy Statement, we are mailing or making available to you a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, which we encourage you to read. Our Annual Report includes our audited financial statements for 2014 and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the enclosed proxy card in the prepaid envelope provided for your convenience or voting by Internet or telephone. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William W. Smith, Jr.
Chairman of the Board,
President & Chief Executive Officer Smith Micro Software, Inc.

SMITH MICRO SOFTWARE, INC.

51 Columbia

Aliso Viejo, CA 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 18, 2015, at 10:00 a.m. Pacific Time, for the following purposes as more fully described in the Proxy Statement accompanying this notice:

1.	Election of Directors. The election of two (2) directors to serve on our Board of Directors until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	Approval of 2015 Omnibus Equity Incentive Plan. To approve and adopt the 2015 Omnibus Equity Incentive Plan.

3.	“Say-On-Pay” Proposal. Advisory vote to approve the compensation of named executive officers.

4.	Ratification of the appointment of Singer Lewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

5.	Other Business. Any other business properly brought before the shareholders at the Annual Meeting, or at any adjournment or postponement thereof.

The close of business on April 20, 2015 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 51 Columbia, Aliso Viejo, California 92656, and at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy promptly. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and vote your shares in person, your proxy will not be used.

A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained.

By Order of the Board of Directors,

Steven M. Yasbek Corporate Secretary Aliso Viejo, California May 8, 2015

Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 18, 2015: The Proxy Statement and Annual Report are available at http://www.edocumentview.com/SMSI.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY BY INTERNET IF ELIGIBLE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 18, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This Proxy Statement and the enclosed proxy card are furnished in connection with the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 18, 2015, at 10:00 a.m. Pacific Time. Stockholders of record at the close of business on April 20, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement, the enclosed proxy card and the Smith Micro Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) are being first mailed or made available to stockholders on or about May 8, 2015. These materials are available for viewing, printing and downloading on the Internet at http://www.smithmicro.com/company/investors/sec-filings.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.

Voting

Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record on April 20, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting. As of April 20, 2015, there were 46,290,276 shares of Common Stock outstanding and approximately 185 holders of record, according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

All votes will be tabulated by our inspector of elections for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. All other proposals require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved.

How to Vote

If you are a stockholder of record, you may vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive. If no direction is made on your proxy and it is otherwise properly executed, your proxy will be voted FOR the election of the director nominees and FOR each of the other proposals at the Annual Meeting.

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By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to vote by telephone, you do not have to return the proxy card.

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Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to vote via the Internet, you do not have to return the proxy card.

•	By Mail. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

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In Person at the Annual Meeting. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 11:59 P.M. Eastern Time on June 17, 2015 and mailed proxy cards must be received by June 17, 2015 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

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by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares. In this case, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Solicitation

The enclosed proxy is being solicited by our Board of Directors, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward solicitation material to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Stockholder proposals that are intended to be presented at our 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) and included in the proxy solicitation materials related to that meeting must be received by us no later than January 9, 2016, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal is not less than 30 days and not more than 60 days prior to the date of the Annual Meeting, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the deadline for submitting a stockholder proposal is the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Under our Bylaws, the deadline for submitting a nomination for a director is not less than 60 days prior to the date of the Annual Meeting. Stockholder proposals and nominations must be in writing and should be addressed to the Corporate Secretary at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

In addition, the proxy solicited by the Board of Directors for the 2016 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 24, 2016, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires are elected to hold office for a term of three years. The term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they earlier resign, become disqualified or disabled, or are otherwise removed.

Our Board currently has six directors: Andrew Arno, Thomas G. Campbell, Steven L. Elfman, Samuel Gulko, William W. Smith, Jr. and Gregory J. Szabo. The class whose term expires at this Annual Meeting contains two directors, Messrs. Campbell and Elfman. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Messrs. Campbell and Elfman as nominees for election at the Annual Meeting to the class being elected at this meeting. The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of the nominees named below to hold office until the date of our 2018 Annual Meeting or until their successors have been duly elected and qualified or until they earlier resign, becomes disqualified or disabled, or are otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominees named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person selected by the Nominating Committee of the Board of Directors and approved by the Board of Directors. Messrs. Campbell and Elfman have agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve.

Directors and Nominees

Nominees for Term Ending at the 2018 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Thomas G. Campbell (1)(2)(3)	64	Director
Steven L. Elfman (4)	59	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Mergers and Acquisitions Committee

Mr. Campbell became a director in July 1995. From March 1999 to the present, he has served as the Executive Vice President of King Printing, Inc., a book printing and manufacturing company. From July 1996 to March 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From November 1995 to July 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds. From February 1995 to November 1995, he served as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to February 1995, he served in several senior management positions at Hayes, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University. Mr. Campbell brings to our Board extensive executive management experience in the retail and consumer products industries, along with particular strengths with respect to leadership skills, management skills, financial skills, international business skills and corporate governance skills.

Mr. Elfman became a director in November 2014. He is the former president of Network Operations and Wholesale at Sprint, having had responsibility for Product, Technology Development, Network, Wholesale Operations, Value Added Services, Procurement & Real Estate and Digital. Mr. Elfman joined the Sprint senior leadership team in May 2008 from mobile data technology services company Infospace where he was executive vice president of Infospace Mobile, then president and chief operating officer of Motricity following the acquisition of Infospace mobile. He also has held leadership positions at Terabeam, as executive vice president of operations, and

AT&T Wireless, where he was chief information officer. Mr. Elfman was the CIO at GE Capital (Fleet Services Company) as well as head of IT at 3M Company for International Operations. Elfman graduated from the University of Western Ontario in Canada with a degree in Computer Science and Business. He currently serves on the Board of Directors of Goodman Networks and Affirmed Networks and previously served on the Boards of Competitor Carrier Association, Bethany College and Clearwire. Mr. Elfman brings to our Board extensive knowledge of the telecommunications and wireless data and cellular industries, particularly with respect to the large wireless providers.

Continuing Directors for Term Ending at the 2017 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
William W. Smith, Jr.	67	Chairman of the Board, President and Chief Executive Officer
Gregory J. Szabo (1)(2)	67	Director

(1)	Member of the Audit Committee.
(2)	Member of the Mergers & Acquisitions Committee.

Mr. Smith co-founded Smith Micro and has served as our Chairman of the Board, President and Chief Executive Officer since inception in 1982. Mr. Smith was employed by Rockwell International Corporation in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a B.A. in Business Administration from Grove City College. Mr. Smith brings to our Board extensive knowledge about the telecommunications and wireless industries and our company, as a co-founder of our Company and as a result of his 30 years of service with our company, including service as our CEO since our inception. Mr. Smith also possesses particular strengths with respect to leadership and management skills.

Mr. Szabo re-joined the Board in July 2011. He previously served from June 2001 to April 2010. Mr. Szabo has over 30 years of wireless communications experience and is the founder of Ertek Inc. Ertek provides antenna technology to the wireless industry including high performance low cost RFID Tag antennas. He also serves on the Board of Advisors at Across Techs, LLC. Mr. Szabo has served in a series of senior management positions during a 13-year career with AirTouch’s wireless communications operations, through its acquisition by Vodafone and merger with Verizon Wireless in 2000. As Vice President-Network Services, he directed the engineering and operations of the company’s cellular systems in the eastern United States. Earlier, Mr. Szabo held managerial positions with Motorola and Martin Marietta. Mr. Szabo received a Bachelor of Science Degree and Master of Science Degree in Electrical Engineering from Ohio University. Mr. Szabo brings to our Board substantial market knowledge and in-depth insights into the worldwide telecommunications and wireless data and cellular industries.

Continuing Directors for Term Ending at the 2016 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Samuel Gulko (1)(2)	83	Director
Andrew Arno (3)(4)	55	Director

(1)	Member of Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Mergers and Acquisitions Committee.

Mr. Gulko became a director in October 2004. In addition, since September 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From July 1996 until his retirement in September 2002, Mr. Gulko functioned as the Chief

Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period he also served as a member of the Board of Directors of Neotherapeutics, Inc. From April 1987 to July 1996, Mr. Gulko was self-employed as a Certified Public Accountant and business consultant, as well as the part time Chief Financial Officer of several privately-owned companies. Mr. Gulko was a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm, from September 1968 until March 1987. Mr. Gulko holds a B.S. in Accounting from the University of Southern California. As a senior finance executive, Mr. Gulko brings to our Board extensive qualifications and experience in finance and public accounting, including his prior service as an audit partner at Ernst & Young LLP and as a CFO of a publicly-traded company.

Mr. Arno became a director of the Company in July 2011. Mr. Arno has 30 years of experience working with technology companies on Wall Street. Mr. Arno is currently the Managing Director of Emerging Growth Equities, an investment bank, and a Vice President of Sabr, Inc., a family investment group. From May 2012 until March 2013 Mr. Arno was the President of LOMUSA Limited, an investment banking firm. From 2009 until May 2012 Mr. Arno was the Vice Chairman and Chief Marketing Officer and a managing member of Unterberg Capital, LLC, an investment advisory firm. Mr. Arno, along with Thomas I. Unterberg, established Unterberg Capital, LLC in 2009 and launched Unterberg Technology Partners, a long only small cap technology fund in June of the same year. In September 2009, Mr. Arno became Vice Chairman and Head of Equity Capital Markets of Merriman Capital LLC, an investment banking firm, and served on the board of the parent company, Merriman Holdings, Inc. During that time, he continued to be a managing member of Unterberg Capital, LLC. Prior to establishing Unterberg Capital in 2009, Mr. Arno was a Managing Director of Collins Stewart, an investment banking firm. In July 2007, Collins Stewart acquired C.E. Unterberg, Towbin. Mr. Arno joined C.E. Unterberg, Towbin in 1990 as a Managing Director responsible for Capital Markets and was appointed Chief Executive Officer in 2006. From April 1987 through December 1989, Mr. Arno was a Vice President at Lehman Brothers. From 1981 to April 1987, he served as Vice President in the Individual Investors Services Division of L.F. Rothschild, Unterberg, Towbin Holdings, Inc., where he was involved in portfolio management for high net-worth individuals. Mr. Arno is a graduate of George Washington University. Mr. Arno serves on the board of two non-profit organizations, the New York Service for the Handicapped and the Jewish Community Center of Manhattan. Mr. Arno has served as a board member of the New York Service for the Handicapped for over 10 years. He has served as a board member of the Jewish Community Center of Manhattan for 4 years and is currently the President of the Board and serves on both the audit and executive committees. As a senior finance executive, Mr. Arno brings to our Board extensive qualifications and experience in public company finance and mergers and acquisitions, as well as extensive contacts among investment banking firms and professional asset managers.

Vote Required

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the election of the nominees as members of our Board of Directors.

The Board of Directors recommends a vote FOR the nominees named above or their substitutes as set forth herein.

PROPOSAL 2

APPROVAL OF THE 2015 OMNIBUS EQUITY INCENTIVE PLAN

Our Board of Directors has adopted and approved the 2015 Omnibus Equity Incentive Plan (the “Plan”). The Plan will become effective on June 18, 2015, assuming approval of this proposal by the stockholders. The Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company and its subsidiaries. The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance shareholder value. A copy of the Plan is attached to this Proxy Statement as Appendix A.

The Company’s existing 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”) is due to expire on July 17, 2015, but if this proposal is approved by the stockholders, the 2005 Plan will be cancelled immediately and no further awards will be made under the 2005 Plan, except that outstanding awards previously granted under the 2005 Plan will remain outstanding in accordance with their terms. The following table sets forth certain information about awards outstanding under our 2005 Plan, which is our only existing equity compensation plan and our only equity compensation plan for which awards remain outstanding as of the date of this Proxy Statement. All awards issued under our prior 1995 Stock Option/Stock Issuance Plan have now expired.

2005 Stock Option/Stock Issuance Plan	As of April 24, 2015
Total Stock Options Outstanding	2,142,154
Total Restricted Stock Unit Awards Outstanding (unvested shares remaining)	2,704,533
Weighted-Average Exercise Price of Stock Options Outstanding	$5.27
Weighted-Average Remaining Duration of Stock Options Outstanding	5.4 years
Total Shares Available for Grant under the 2005 Stock Option/Stock Issuance Plan	1,033,485
Total Common Stock Outstanding	46,290,276

Administration. Upon effectiveness, the Plan will be administered by the Compensation Committee of the Board of Directors (the “Plan Committee”) consisting of persons who, upon completion of this offering, will each be (i) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or Non-Employee Directors, and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board of Directors or the Plan Committee may delegate to a committee of one or more members of the Board of Directors who are not (x) Outside Directors, the authority to grant awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award, or (B) persons with respect to whom we wish to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Plan Committee is eligible to receive an award under the Plan, such Plan Committee member shall have no authority hereunder with respect to his or her own award. Among other things, the Plan Committee has complete discretion, subject to the terms of the Plan, to determine the employees, non-employee directors and non-employee consultants to be granted awards under the Plan, the type of awards to be granted, the number of shares subject to each award, the exercise price under each option and the base price for each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, the value of the shares underlying the award, and the required withholdings, if any. The Plan Committee is also authorized to construe the award agreements, and may prescribe rules relating to the Plan.

Grant of Awards; Shares Available for Awards. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares, restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards). We have reserved a total of 8,500,000 shares for issuance as or under awards to be made under the Plan.

Shares awarded as restricted stock, restricted stock units, performance stock, or dividend equivalent rights, which convey the full value of the shares subject to the award, are counted as 1.2 shares for every one share awarded, while options and SARs will count as one share for every share awarded. To the extent that an award (or portion of an award) lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall be deemed not to have been issued for purposes of determining the maximum aggregate shares which may be issued under the Plan and shall again be available for the grant of a new award. However, shares not issued or delivered as a result of the net settlement of an SAR or option, shares used to pay the exercise price or withholding taxes related to an award and shares repurchased on the open market with the proceeds from the exercise of any option will not be available for future issuance under the Plan. The Plan will continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares for which awards which are options or SARs may be granted to a participant under the Plan during any calendar year is limited to 500,000.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Options. The term of each stock option shall be as specified in the option agreement; provided, however, that except for stock options which are ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code (a “ten percent shareholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent shareholder). The Plan expressly prohibits the re-pricing of options (including the cancellation and re-grant of outstanding options) without prior stockholder approval. The Plan also requires a minimum vesting period of one year before any portion of an award will be vested.

The price at which a share may be purchased upon exercise of a stock option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of a share on the date such stock option is granted, and (ii) shall be subject to adjustment as provided in the Plan. The Plan Committee or the Board of Directors shall determine the time or times at which, or the circumstances under which, a stock option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the stock option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which shares will be delivered or deemed to be delivered to participants who exercise stock options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of an ISO granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of the Company or employees of one of the Company’s subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of ISOs may not exceed $100,000. Any Option which specifies that it is not intended to qualify as an ISO or any Option that fails to meet the ISO requirements at any point in time will automatically be treated as a NQSO under the terms of the Plan.

Unrestricted Stock Awards. Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to the Company or any of its subsidiaries or for other valid consideration.

Restricted Stock Awards. A restricted stock award is a grant or sale of shares to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the Board of Directors may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the Board of Directors or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a share, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A.

Performance Stock Awards. A performance stock award provides for the distribution of shares (or cash equal to the fair market value of shares) to the holder upon the satisfaction of predetermined individual and/or Company goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to the receipt of shares (or cash equal to the fair market value of shares) pursuant to such holder’s performance stock award and the number of shares of shares subject to such performance stock award. The vesting restrictions under any performance stock award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate, unless otherwise structured to comply with Code Section 409A. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as a shareholder until such time, if any, as the holder actually receives shares pursuant to the performance stock award.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or Company (or affiliate) performance goals or objectives based on selected performance criteria, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or the Company satisfies (or partially satisfies, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Stock Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, cash or shares equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the product of the number of shares subject to the SAR multiplied by the base value for the SAR, as determined by the Plan Committee or the Board of Directors. The Plan Committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of a share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the Plan Committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant, and each SAR shall have a minimum vesting period of one year before any portion of an award will be vested. A tandem SAR is a SAR granted in connection with a related option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the shares under the related option. If the Plan Committee grants a SAR which is intended to be a tandem SAR, the tandem SAR shall be granted at the same time as the related option and additional restrictions apply. The Plan expressly prohibits the re-pricing of SARs (including the cancellation and re-grant of outstanding SARs) without prior stockholder approval.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payments and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of shares during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests, unless otherwise structured to comply with Code Section 409A. Distribution equivalent rights awards may be settled in cash or in shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award (but not an option or SAR award), whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution equivalent rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited and vested), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Recapitalization or Reorganization. Subject to certain restrictions, the Plan provides for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, the Company shall effect a subdivision or consolidation of our shares or the payment of a stock dividend on shares without receipt of consideration by the Company. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award. The Plan also provides for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our shareholders at which a quorum representing a majority of our shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Plan, materially increase the number of shares subject to the Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to cause the Plan and/or Award to be exempt from or comply with Section 409A of the Code).

Certain U.S. Federal Income Tax Consequences of the Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, and dividend equivalent rights. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired shares. This summary assumes that U.S. Participants will hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Plan, or shares issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Plan or shares issued thereunder pursuant to the Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company generally will be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award, unrestricted stock award or dividend equivalent rights award until a cash payment or a distribution of shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares at the time the restriction lapses over any amount paid for the shares. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares at the time of grant. The Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

PROPOSAL 3

“SAY-ON-PAY” PROPOSAL:

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion. At our 2011 Annual Meeting of Stockholders, our Board of Directors unanimously recommended, and our stockholders approved, a one year frequency for the advisory vote to approve the compensation of our named executive officers. The next stockholder advisory vote to approve the compensation of our named executive officers is expected to occur at the 2016 Annual Meeting.

Compensation Philosophy

As described in detail in our Compensation Discussion and Analysis, our executive compensation program is designed to attract, motivate, and retain talented and dedicated executive officers, who are critical to our success. Under this program, a significant portion of our named executive officers’ overall compensation is tied to the achievement of key strategic financial and operational goals, as measured by metrics such as revenue and adjusted profitability. The following highlights our approach to executive compensation:

Competitive Positioning: We seek to establish the overall compensation of our named executive officers at levels that we believe are roughly comparable with the average levels of compensation of executives at other fast-growing technology companies of similar size.

Significant Majority of Executive Officer Compensation Tied to Performance: Although our executive compensation program has four primary components (base salary, cash bonus awards, equity compensation in the form of restricted stock awards, and benefits and perquisites) performance-based incentive compensation constitutes by far the largest portion of potential compensation for our named executive officers.

Limited all other Compensation: Consistent with our “pay-for-performance” philosophy, we restrict all other forms of compensation to our named executive officers to levels that are consistent with competitive market practices.

We encourage you to read the Compensation Discussion and Analysis, beginning on page 23 of this Proxy Statement, for a detailed discussion and analysis of our executive compensation program, including information about the 2014 compensation of our named executive officers.

Recommendation

We are asking our stockholders to vote at the Annual Meeting on the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our compensation program for our named executive officers.

For the reasons set forth above, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Smith Micro Software, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion.”

Effect of Vote

This vote is not intended to address any specific item of compensation, but rather our overall compensation program relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

Because your vote is advisory, it will not be binding upon the Company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee value the opinions of our stockholders, however, and, to the extent that there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee take into account the outcome of the vote when considering future compensation arrangements.

Action by Stockholders

Approval of this resolution requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether the resolution has been approved.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Singer Lewak LLP (“Singer Lewak”) has been engaged as the Company’s independent registered public accounting firm since December 2005. The Audit Committee has selected Singer Lewak as the Company’s independent auditors for the fiscal year ending December 31, 2015 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Singer Lewak are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Singer Lewak as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Singer Lewak to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to Smith Micro by Singer Lewak for professional services rendered for the fiscal year ended December 31, 2014:

Fee Category	Fiscal 2014 Fees
Audit Fees	$180,000
Audit-Related Fees	$60,000
Tax Fees	0
All Other Fees	0

The following is a summary of the fees billed to Smith Micro by Singer Lewak for professional services rendered for the fiscal year ended December 31, 2013:

Fee Category	Fiscal 2013 Fees
Audit Fees	$180,000
Audit-Related Fees	$60,000
Tax Fees	0
All Other Fees	0

Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of Singer Lewak.

The Board of Directors recommends a vote FOR ratification of the appointment of Singer Lewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

CORPORATE GOVERNANCE

Board Member Independence

The Board of Directors has determined that, except for William W. Smith, Jr., all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. Smith is not considered independent because he is currently employed by the Company.

Executive Sessions

Independent directors regularly meet in executive sessions without the Chairman and CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, to review the performance of the Chairman and CEO against those criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee, and to discuss any other relevant matters.

Board’s Leadership Structure

The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and Chief Executive Officer;

•	a robust Committee structure with oversight of various types of risks; and

•	an engaged and independent Board.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations. We do not have a lead independent director.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.

While the Board has the ultimate responsibility for overall risk oversight, each committee of the Board also has responsibility for particular areas of risk oversight. For example, the Audit Committee focuses on financial risk and internal controls, and receives an annual risk assessment report from our external auditors. In addition, the Compensation Committee evaluates and sets compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance and Nominating Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee makes reports regarding their area of responsibility to the Board at the regularly scheduled Board meeting immediately following the committee meeting.

Board Meetings and Committees

Our Board of Directors held six meetings and acted by written consent two times during 2014. During the period in which each director served on the Board, each director attended or participated in 75% or more of the aggregate number of meetings of the Board and of meetings of the committees of the Board on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings. Two of our current directors attended our annual meeting of stockholders in 2014.

Our Board of Directors has established four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Mergers and Acquisitions Committee. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors and independent within the meaning of the Nasdaq Stock Market listing standards.

Audit Committee. Our Audit Committee is comprised of three members: Messrs. Campbell, Gulko and Szabo. The Board of Directors has determined that all of these members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards and also within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member can read and has an understanding of fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee also is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. The Board of Directors has adopted and approved an amended and restated written charter for the Audit Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. Mr. Gulko is the Audit Committee Chairman and has been designated by the Board of Directors as the Audit Committee’s financial expert, as that term is described in the rules of the SEC. The Audit Committee held four meetings during 2014.

Compensation Committee. The Compensation Committee is comprised of two members: Messrs. Campbell and Gulko. The Board of Directors has determined that all the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer our Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”), our new 2015 Omnibus Equity Incentive Plan, and to make awards under those plans. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Compensation Committee held two meetings during 2014.

Governance and Nominating Committee. The Governance and Nominating Committee (the “Nominating Committee”) is comprised of two members: Messrs. Arno and Campbell. The Board of Directors has determined that all the members of the Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Nominating Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Nominating Committee held one meeting during 2014.

When considering a potential candidate for membership on our Board of Directors, our Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. The Nominating Committee considers diversity in identifying candidates by generally seeking to achieve a diversity of occupational and personal backgrounds on the Board. However the Nominating Committee has no formal policy regarding diversity. The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described herein under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Smith Micro Common Stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of Smith Micro common stock that are beneficially owned by such stockholder. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder. However the Nominating Committee has not received any recommended nominations from any of our stockholders in connection with the 2015 Annual Meeting.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is comprised of three members: Messrs. Arno, Elfman and Szabo. The Board of Directors has determined that all the members of the M&A Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The M&A Committee evaluates and reviews potential acquisition targets, strategic investments and divestitures, and makes recommendations regarding the same to our Board of Directors. The M&A Committee is also charged with overseeing the due diligence process with respect to proposed acquisitions, strategic investments and divestitures. The Board of Directors has adopted and approved a written charter for the M&A Committee. The M&A Committee held no meetings during 2014.

Code of Ethics

We have adopted a Code of Ethics for all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 51 Columbia, Aliso Viejo, California 92656, Attention: Investor Relations. The full text of our Code of Ethics is posted on our website at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our website address in this proxy does not include or incorporate by reference the information on our website into this proxy or our Annual Report on Form 10-K.

Board Communications

Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

Certain Relationships and Related Party Transactions

Pursuant to the charter of the Audit Committee of our Board of Directors, all transactions between us and any of our directors, executive officers or related parties are subject to review by the Audit Committee. Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2014, which include the consolidated balance sheets of Smith Micro as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has discussed with Singer Lewak LLP, our independent registered public accounting firm for the year ended December 31, 2014, the matters required to be discussed by Statement on Auditing Standard No. 16 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from Singer Lewak LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Singer Lewak LLP its independence.

The Audit Committee has also received written disclosures and the letter from Singer Lewak LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with Singer Lewak LLP its independence.

Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

Thomas G. Campbell
Samuel Gulko
Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us as of March 23, 2015 (except where another date is noted below), with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. The percentage of beneficial ownership is based on 46,174,030 shares of our common stock outstanding as of March 23, 2015.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number	Percent
Named Executive Officers and Directors:
William W. Smith, Jr. (1)	3,730,736	8.04%
Thomas G. Campbell (2)	38,000	*
Samuel Gulko (3)	132,000	*
Andrew Arno (4)	120,000	*
Gregory Szabo (4)	141,000	*
Steven Elfman	25,000	*
Steven Yasbek	328,299	*
Rick Carpenter	580,531	1.26%
Jim Mains	490,468	1.06%
David Sperling (5)	382,380	*
All Executives officers and directors as a group (10 persons) (6)	5,968,414	12.80%

5% Stockholders
Unterberg Koller Capital Fund LP (7)	4,386,720	9.50%

*	Represents less than 1%.
(1)	Includes 1,817,115 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and 200,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(2)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(3)	Includes 45,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(4)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(5)	Includes 147,917 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(6)	Includes 437,917 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 23, 2015.
(7)

Based solely upon a Schedule 13G filed on April 21, 2015. Voting and dispositive power over the shares is shared with Diker GP, LLC, Diker Management, LLC, Mark N. Diker and Charles M. Diker. The address of the stockholder is c/o Diker Management LLC, 730 Fifth Ave., 15th Floor, New York, NY 10019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner with the exception of one Form 3 for Mr. Elfman, which was filed late.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers and certain key officers as of February 14, 2015:

Name	Age	Position(s)
William W. Smith, Jr.	67	Chairman of the Board of Directors, President and Chief Executive Officer
Rick Carpenter	51	Senior Vice President, Engineering
Carla Fitzgerald	50	Vice President, Chief Marketing Officer
Jim Mains	52	Vice President, Chief Strategy Officer
Ken Shebek	52	Vice President, Operations
David P. Sperling	46	Vice President, Chief Technical Officer
Steven M. Yasbek	61	Vice President, Chief Financial Officer (Chief Accounting Officer)

For background information regarding Mr. Smith, see “Proposal 1 – Election of Directors.”

Mr. Carpenter joined the Company in May 2009 as the Vice President of Engineering for the Company’s Connectivity & Security Business Unit and then served as the Vice President and General Manager of the Wireless Business Unit. Mr. Carpenter currently serves as the Senior Vice President of Engineering. Prior to joining Smith Micro, Mr. Carpenter served as a Vice President of Engineering at NextWave Wireless where he was responsible for WiMAX chipset development. From 2000 to 2005, he was Director of Software Engineering for CDMA products at AirPrime, which was ultimately acquired by Sierra Wireless. Mr. Carpenter has also held engineering management positions at Motorola and DENSO Wireless and started his professional career in May of 1986. He holds a BS in Computer Science from the University of Texas, Permian Basin and studied Masters-level Computer Science & Engineering at the University of Texas Arlington.

Ms. Fitzgerald joined the Company in March 2011 as Vice President, Corporate Marketing and has been the Chief Marketing Officer since January 2014. As a veteran of the technology industry, Ms. Fitzgerald has held executive positions in marketing, product management, technical sales and business development positions with Bitfone, WebVisible, LogicalApps, Quest Software, Octave Software and CA (formerly Computer Associates, Systems & Network Management software). She holds a B.A. degree in Economics and Computer Studies from Claremont McKenna College, and sits on the Board of Advisors for the UC Irvine Marketing Extension program.

Mr. Mains joined the Company in November 2009 and has been the Chief Strategy Officer since January 2014. Previously, Mr. Mains has held various positions (Senior Vice President of Products, Solution Engineering, Support, and Program Management) where he focused on innovation and transformation. Prior to joining Smith Micro, Mr. Mains held executive/management positions at Openwave Systems, EMC Corporation, IBM Management Consulting, and several management positions in the Aerospace Industry. He earned his B.S. in Mechanical Engineering at the Pennsylvania State University and M.S. in Interactive Technology and Psychology (AI focus) at the University of Southern California with additional course work at the Wharton School of Business.

Mr. Shebek joined the Company in December 2010 as the Vice President of Operations where he led the Enterprise Mobility Product platform. Mr. Shebek currently is responsible for Information Technology throughout the Company as well as overseeing the Pittsburgh facility. Prior to joining Smith Micro, he was Vice President of Operations for Tollgrade Communications. He also served as Vice President of Supply & Logistics for Ericsson, Inc. and worked for Marconi as Vice President of Supply Chain and served as its Vice President of North American Operations. He joined Fore Systems in 1994, and previously held management positions with IBM. He holds a B.S. in Mechanical Engineering degree from Pennsylvania State University.

Mr. Sperling joined the Company in April 1989 and has been the Director of Software Engineering since April 1992. He assumed the Chief Technology Officer position in September 1999. Mr. Sperling began his professional career as a software engineer with us and he currently has two patents and three patents pending for various telephony and Internet technologies. He holds a B.S. degree in Computer Science and an MBA from the University of California, Irvine.

Mr. Yasbek joined the Company in May 2008 as the Chief Accounting Officer and assumed the Vice President and Chief Financial Officer position in May 2014. Mr. Yasbek has held executive finance and information technology positions with REMEC, Paradigm Wireless Systems, Intellisys Group, Pacific Scientific Company, Symbol Technologies, and TRW. Prior to joining the Company, Mr. Yasbek was the Chief Financial Officer of Alphatec Spine. He holds a B.S. in Accounting and M.B.A from Loyola Marymount University, and is a Certified Public Accountant.

Currently, each of our directors holds office until the annual meeting of stockholders in the year in which his term expires, or until his successor has been duly elected and qualified. Our officers are elected and serve at the discretion of our Board of Directors. There are no family relationships among any of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid during our last completed fiscal year to our executive officers. We refer to these individuals as our named executive officers, or NEOs.

Our NEOs for 2014 were as follows:

•	William W. Smith, Jr., President and Chief Executive Officer

•	Steven M. Yasbek, Vice President and Chief Financial Officer

•	Jim Mains, Chief Strategy Officer

•	Rick Carpenter, Senior Vice President – Engineering

•	David Sperling, Chief Technology Officer

•	Andrew C. Schmidt, our former Chief Financial Officer

•	Christopher G. Lippincott, our former Senior Vice President – Global Operations

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors currently oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

1.	attract, motivate and retain talented and dedicated executive officers;

2.	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

3.	reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, our Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue and non-GAAP operating expense. Our Compensation Committee evaluates individual executive performance along with our Chief Executive Officer (other than with respect to his own performance) as part of the review process. The Committee seeks to establish overall compensation (including cash and equity awards) at levels the Committee believes are comparable with average levels of compensation for executives at other fast-growing technology companies of similar size. The Committee also seeks to maintain internal equity among executives based on their individual roles while setting compensation packages that are necessary to attract experienced executives who can manage a larger, more complex organization. Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of stock options and restricted stock, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive company comparisons consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

In 2010, the Company had its best year reporting revenues of $130 million. Starting in 2011, due to a technology shift in the market place, the Company’s revenues started a steady decline for the following four years. As such, the Company has had several restructurings and downsizing of the operations over the past four years, including a reduction of the executive staff and reduced salaries this past year. It was critical to keep the management team in place and incentivized in order to assure the turnaround and survival of the Company.

Due to the Company’s recent poor financial condition, the Compensation Committee has modified its executive compensation plans to accomplish two primary goals:

(1)	Conserve cash – limit or decrease base and bonus cash payouts and relying more on equity compensation.

(2)	Keep the executive team focused on tactical actions in order to significantly improve the Company’s financial performance and stockholder value.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee reviews and approves the compensation paid to our Chief Executive Officer. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Compensation Committee deems reasonable.

Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity-based awards.

Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in Committee meetings at the Compensation Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).

Peer Company Comparisons of Compensation

Although the Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies, the Committee decided not to hire a compensation consultant the past two years due to the Company’s recent poor financial condition and executive staff and salary reductions mentioned above.

In 2011, the Compensation Committee engaged a third party consultant, Compensia to perform a compensation study. They engaged Compensia to update the study in 2012. The peer group included in the 2011 compensation study and 2012 update consisted of 14 companies providing both software and hardware, as well as national and California-based high technology companies with revenues in the range of $50 – $200 million, with similar ranges of market capitalization and employee base at that time. The peer group consisted of the following companies: Acme Packet; Actuate; Art Technology Group; Broadsoft; DemandTec; Interactive Intelligence; KIT digital; Limelight Networks; Motricity; Novatel Wireless; Openwave Systems; OPNET Technologies; Sonus Networks; and Synchronos Technologies.

The compensation study focused on four primary aspects of executive compensation; base salary; annual incentive opportunities; total target cash compensation; and equity awards. The results of the 2011 benchmarking study comparing our executive compensation to that of our peers indicated that: base salaries for our named executive officers were generally positioned at the 40th percentile; annual target incentive opportunities as a percentage of base salaries were generally positioned well below the 25th percentile; total target cash compensation was generally positioned at the 25th percentile; and equity awards were on average at the 70th percentile of the market. In the 2012 update Compensia was not asked to address positioning of base salaries compared with our peer group since this was not considered necessary to the decision of the Committee.

We will be revising our peer group in advance of next year’s meeting in order to better compare out compensation practices with companies of similar size, revenues, market capitalization, and employee base.

2014 “Say-on-Pay” Advisory Vote on Executive Compensation.

In 2014, our stockholders approved a non-binding advisory “say-on-pay” proposal at our 2014 Annual Meeting of Stockholders, with approximately 82% of the votes cast voting in favor of that proposal. The Compensation Committee takes into account and considers the results of the annual advisory “say-on-pay” vote.

In 2013, in response to the “say-on-pay” feedback, the Company eliminated the tax gross-up on all future restricted stock grants.

The Compensation Committee also considers numerous other factors in evaluating our executive compensation program, as discussed elsewhere in this Compensation Discussion and Analysis. The Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

Base Salary Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases are generally based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The following table sets forth the annual base salaries of the named executive officers during 2014 and the decisions of the Compensation Committee for 2015:

	Base Salary Effective Date
Named Executive Officer	Feb. 5, 2013	May 5, 2014	Mar. 20, 2015
William J. Smith, Jr.	$475,000	$418,000	$475,000
Steven M. Yasbek	$245,750	$216,260	$270,750
Jim Mains	$250,000	$220,000	$262,500
Rick Carpenter	$255,200	$224,576	$255,200
David Sperling	$255,000	$224,400	$255,000
Andrew C. Schmidt	$350,000	N/A	N/A
Christopher G. Lippincott *	$277,200	N/A	N/A

*	was effective February 20, 2011

At the start of 2014, the Compensation Committee decided not to increase the base salaries for certain executives for fiscal 2014 due to the financial condition of the Company. Subsequently, in an effort to reduce the Company’s operating expenses even further and conserve cash, the executive staff’s base salary was reduced by 12% in May 2014. The Compensation Committee decided to restore the salaries in April 2015 back to the pre pay-cut amounts except for Mr. Yasbek, who was promoted to Chief Financial Officer, and Mr. Mains, whose increase was a result of his significant contributions to the Company during the past year.

Performance-based Cash Bonus Awards

As part of our compensation program and in order to maintain appropriate financial incentives, our executive officers are eligible for cash bonus compensation pursuant to an annual cash bonus plan. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, to motivate certain desirable behaviors and to reward achievement of our key corporate financial objectives and individual goals. Under the terms of the cash bonus plan, the Compensation Committee establishes performance objectives and annual target cash bonus amounts for each named executive officer. In determining the appropriate level of annual target cash bonus for each officer the Compensation Committee considers information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies, relative base salary and bonus amounts for each individual and the recommendations of our Chief Executive Officer.

Since the Company has been in a turnaround mode the past several years, the Company has maintained performance-based cash bonus awards to incentivize short-term tactical behavior related to reaching revenue and cost targets on a quarterly basis due to the recent volatility of the business.

2014 Bonuses

The table below sets forth the decisions of the Compensation Committee during 2014 with respect to eligibility for a performance-based annual target cash bonus by each of the named executive officers. The Compensation Committee decided not to increase annual target cash bonus amounts for certain executives for fiscal 2014 due to the financial condition of the Company.

Named Executive Officer	2014 Target Cash Bonus	Percentage of 2014 Base Salary	2013 Target Cash Bonus	Percentage of 2013 Base Salary
William J. Smith, Jr.	$175,000	41.9%	$162,500	34.2%
Steven M. Yasbek	$60,000	27.7%	$60,000	24.4%
Jim Mains	$110,000	50.0%	$107,500	43.0%
Rick Carpenter	$100,000	44.6%	$97,500	38.2%
David Sperling	$85,000	37.8%	$82,500	32.3%
Andrew C. Schmidt	$120,000	34.3%	$115,000	32.9%
Christopher G. Lippincott	$113,220	40.8%	$113,220	40.8%

In the first quarter of 2014, the Compensation Committee worked with senior management to establish the performance objectives under the bonus plan. For each performance objective the committee assigned a relative weighting to provide guidelines for setting actual cash payouts for each executive officer based on a percentage of the individual’s target bonus. The Compensation Committee retained wide discretion to interpret the terms of the bonus plan, including interpreting and determining whether the performance objectives had been met and the amount of cash bonus that may be paid pursuant to the bonus plan.

Our bonus plan contains performance objectives with a dollar value ascribed to each objective, so that the sum total equals the approved annual target cash bonus for each named executive officer. In 2014 the objectives for NEOs were (1) revenue achievement and (2) operating expense management, which were evenly weighted in terms of target cash bonuses. For each objective, the Compensation Committee applied the percentage by which the objective was achieved (which could exceed 100% in the case of quantitative performance objectives) to the dollar value ascribed to each objective. The dollar values for each objective were then combined to determine the actual cash bonuses paid to each NEO.

Achievement of the quantitative performance objectives was determined on a quarterly basis based on our financial results for the preceding quarter. As a result, the cash paid in a given fiscal year is the result of the overlap of the attainment achieved for the fourth quarter of the previous year and the first three quarters of the current year. The total of these payments is equal to the amount of non-equity plan compensation reflected in the Summary Compensation Table shown in the following section of this proxy statement. Performance objectives are set by the Compensation Committee by quarter for each (fiscal) year.

The table below outlines the quantitative performance objectives that were established for each named executive officer and the actual results that correspond with their performance cash bonus payouts for 2014:

(in thousands)	Q4 2013	Q1 2014	Q2 2014	Q3 2014
Revenue – target	$16,500	$8,490	$10,886	$11,631
Revenue – actual	$11,843	$8,449	$8,528	$9,448
Operating Expenses * – target	$14,228	$10,580	$10,540	$10,504
Operating Expenses * – actual	$10,135	$10,370	$8,716	$7,833

*	excluding restructuring costs and stock-based compensation.

For 2014, based on the achievement of the objectives for our executive officers under our bonus plan, we paid the following bonuses:

Named Executive Officer	2014 Target Cash Bonus	Actual Amount Paid	Percentage of Target
William J. Smith, Jr.	$175,000	$181,191	103.5%
Steven M. Yasbek	$60,000	$62,122	103.5%
Jim Mains	$110,000	$113,891	103.5%
Rick Carpenter	$100,000	$104,289	104.3%
David Sperling	$85,000	$88,007	103.5%
Andrew C. Schmidt *	$60,000	$62,055	103.4%
Christopher G. Lippincott *	$56,610	$58,549	103.4%

*	prorated for 6 months

2015 Bonuses

The table below sets forth the decisions of the Compensation Committee with respect to annual cash bonus targets for 2015:

	Bonus Target Effective Date
Named Executive Officer	Feb. 5, 2013	May 5, 2014	Mar. 20, 2015
William J. Smith, Jr.	$175,000	$175,000	$175,000
Steven M. Yasbek	$60,000	$60,000	$110,000
Jim Mains	$110,000	$110,000	$110,000
Rick Carpenter	$100,000	$100,000	$100,000
David Sperling	$85,000	$85,000	$85,000

We believe that the performance objectives for our named executive officers were sufficiently challenging to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, is required for our named executive officers to earn their respective cash bonuses.

Equity Compensation

We believe that for growth companies in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards that incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards historically have been in the form of stock options, we provided grants of restricted stock to each of our executive officers in 2014. We felt that granting restricted stock in 2014 provided additional incentive to our executives by providing them with immediate stock ownership, which helped align their interests with those of our stockholders. In addition, granting restricted stock incentivized executive officers with non-cash incentives, which helped the Company conserve its cash.

We grant equity compensation to our executive officers and other employees under the 2005 Plan. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record compensation expense over the vesting period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards typically vest over four years. Additionally, from time to time, we grant subsequent long-term equity awards to our named executive officers based upon a number of factors, including rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives and ensuring that the total long-term equity awards are competitive with those of other companies competing for our named executive officers.

In February 2014 we granted shares of restricted stock to each of our named executive officers in the following amounts:

Named Executive Officer	2014 Shares of Restricted Stock
William J. Smith, Jr.	300,000
Steven M. Yasbek	75,000
Jim Mains	150,000
Rick Carpenter	150,000
David Sperling	150,000
Andrew C. Schmidt	150,000
Christopher G. Lippincott	150,000

Stock grants vest over a period of four years from the grant date. Half of each total grant vests on a monthly basis and will be earned based on continuous service by the executive over the vesting period. The remaining half is subject to a performance-based hurdle required for each executive. One quarter of each total grant will be earned if the Company achieves a specific annual revenue target, and an additional one quarter of each total grant will be earned if the Company achieves a specific annual operating expense target (determined on a non-GAAP basis, excluding restructuring costs and stock-based compensation), with a proportionate adjustment to the total performance portion of the grant if the targets are not fully met. Shares earned under the performance conditions cannot exceed the total number of performance shares, even if the sum of the revenue attainment and the expense attainment exceed 100%. Once performance against these hurdles is determined, the “earned” shares will vest 25% on the determination (earnings) date and then ratably over the next thirty six months, based on continuous service by the executive.

As previously mentioned, the Company has been in a turnaround mode. As such, the same performance objectives used in the annual incentive cash bonus awards is used for the long-term performance objectives for our equity awards. It is critical to keep the executive team focused on tactical actions in order to maintain the Company as a going concern, and to significantly improve the Company’s financial performance and stockholder value.

The specified 2014 net revenues target for these 2014 restricted stock grants was $40.727 million. However the Company recorded 2014 net revenues of $36.979 million, resulting in 90.8% attainment of this performance goal. The specified 2014 adjusted operating expense target (determined on a non-GAAP basis, excluding restructuring costs and stock-based compensation) was $40.853 million. Actual 2014 adjusted operating expenses were $34.434 million, resulting in 118.6% attainment of this performance goal. The weighted average of these two attainment calculations resulted in a blended attainment of 104.7%, resulting in no forfeitures of the 2014 restricted stock grants.

In February 2015 we granted shares of restricted stock to each of our named executive officers in the following amounts:

Named Executive Officer	2015 Shares of Restricted Stock
William J. Smith, Jr.	300,000
Steven M. Yasbek	150,000
Jim Mains	150,000
Rick Carpenter	150,000
David Sperling	150,000

The 2015 grants are not eligible for a tax gross-up payment. The Committee determined to maintain a vesting period for these 2015 restricted stock grants of four years. The Committee kept the same performance-based hurdle required for each executive to earn one half of each total grant. One quarter of each grant will be earned if the Company achieves a specified 2015 net revenues target, and an additional one quarter of each grant will be earned if the Company achieves a specified 2015 operating expense target (determined on a non-GAAP basis, excluding restructuring costs and stock-based compensation), with a proportionate reduction in each grant if the targets are not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company.

The Company decided to grant the same number of shares last year to better align interests of executives with the interest of stockholders, against the background of the recent downward trend in the Company’s stock price.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Change in Control and Severance Benefits

We provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent in key positions. Our severance and change in control provisions for certain of our named executive officers are summarized below in “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Code Section 162(m)

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe our 2005 Plan is structured to qualify stock options, restricted share and stock unit awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Thomas G. Campbell

Samuel Gulko

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to us by our named executive officers during 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William W. Smith, Jr. President and Chief Executive Officer	2014 2013 2012	$439,375 471,585 450,000	$537,000 510,000 530,000	$	— — —	$181,191 148,646 95,670	$66,248 110,590 133,004	$1,223,813 1,241,111 1,208,674
Rick Carpenter SVP, Engineering	2014 2013 2012	236,060 252,700 235,200	268,500 255,000 265,000		— — —	104,289 88,437 69,331	26,572 42,094 31,789	635,421 638,231 601,230
Jim Mains, VP, Chief Strategy Officer	2014 2013 2012	231,250 246,875 225,000	268,500 255,000 265,000		— — —	113,891 98,375 78,536	25,434 36,929 25,529	639,075 637,179 594,065
David Sperling VP, Chief Technology Officer	2014 2013 2012	235,875 252,500 235,000	268,500 255,000 265,000		— — —	88,007 75,493 57,402	30,434 42,208 47,017	622,816 625,201 604,419
Steven M. Yasbek VP, Chief Financial Officer	2014 2013 2012	277,319 244,500 235,750	134,250 127,500 132,500		— — —	62,122 52,611 38,268	17,194 30,122 33,041	490,885 454,733 439,559
Christopher G. Lippincott, Former SVP – Global Operations (4)	2014 2013 2012	115,500 277,200 277,200	268,500 255,000 265,000		— — —	58,549 103,627 86,654	74,970 42,592 45,657	517,519 678,420 674,511
Andrew C. Schmidt, Former VP and Chief Financial Officer (4)	2014 2013 2012	145,833 348,437 337,500	268,500 255,000 265,000		— — —	62,055 105,222 76,536	123,179 50,593 61,109	599,567 759,253 740,145

(1)

The amounts shown in these columns represent the aggregate grant date fair value of Restricted Shares and Stock Options granted in those years computed in accordance with FASB ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For Restricted Shares, the fair value is calculated using the closing price of our stock on the date of grant. Stock Options are valued using the Black Scholes Option Pricing Model. The assumptions we used with respect to the valuation of stock grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	The amounts in this column reflect the cash awards paid pursuant to our 2014, 2013 and 2012 bonus plans.
(3)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.
(4)	Mr. Lippincott and Mr. Schmidt ceased to be employees on May 19, 2014.

All Other Compensation

The amounts shown for “All Other Compensation” for 2014 include the following:

Named Executive Officer	Tax Gross-up (1)	Tax Preparation Fees	401K Matching Contribution	Payout of Accrued Vacation at Termination	Severance (including COBRA reimbursement)
William W. Smith, Jr.	$48,049	$14,699	$3,500	$—	$—
Rick Carpenter	23,072	—	3,500	—	—
Jim Mains	21,934	—	3,500	—	—
David Sperling	21,934	—	3,500	—	—
Steven M. Yasbek	13,694	—	3,500	—	—
Christoper G. Lippincott	13,023	—	500	1,469	59,978
Andrew C. Schmidt	13,973	—	1,917	36,577	70,713

(1)	Represents reimbursement of taxes imposed on equity awards granted prior to December 31, 2012. The Company’s 2015 Omnibus Equity Incentive Plan discussed above under Proposal 2 prohibits tax gross-up payments for awards under that plan.

Grants of Plan Based Awards in Fiscal 2014

The following table sets forth information with regard to (a) potential cash bonuses that were payable during 2014 under our performance-based, non-equity incentive bonus plan, and (b) grants of shares of restricted stock made to our named executive officers during 2014. The actual amounts paid pursuant to the 2014 and 2013 bonus plans are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards; Number of Shares of Stock (2)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Target ($) (2)	Maximum ($)
William W. Smith, Jr.	2/18/2014	$175,000	—	300,000	$537,000
Rick Carpenter	2/18/2014	$100,000	—	150,000	$268,500
Jim Mains	2/18/2014	$110,000	—	150,000	$268,500
David Sperling	2/18/2014	$85,000	—	150,000	$268,500
Steven M. Yasbek	2/18/2014	$60,000	—	75,000	$134,250
Christopher G. Lippincott	2/18/2014	$56,610	—	150,000	$268,500
Andrew C. Schmidt	2/18/2014	$60,000	—	150,000	$268,500

(1)	Amounts shown in these columns are the estimated possible payouts under the 2014 bonus plan based on certain assumptions about the achievement of Company and individual performance objectives, based upon the probable outcome of such conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The performance objectives under the 2013 bonus plan, as well the Compensation Committee’s pay-out determinations for the 2014 bonus plan, are discussed above under “Compensation Discussion and Analysis – Cash Bonus Awards – 2014 Bonuses.”
(2)	Calculated as one quarter of the eligible amount under the 2013 bonus plan and three quarters of the eligible amount under the 2014 bonus plan.
(3)	Additional information regarding the shares of restricted stock and stock options granted to the named executive officers is discussed above under “Compensation Discussion and Analysis – Equity Compensation” and below under “Employment Agreements.”

Outstanding Equity Awards at December 31, 2014

The following table sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2014, as well as the number of outstanding unvested shares of restricted stock held by each named executive officer as of December 31, 2014.

	Option awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
William W. Smith, Jr.	200,000	(2)	—	4.95	7/27/2015
	200,000	(2)	—	12.95	2/18/2017
						3,868	(3)	$3,752
						57,218	(4)	$55,501
						156,832	(5)	$152,127
						268,750	(6)	$260,088
Rick Carpenter						1,935	(3)	1,877
						28,608	(4)	27,750
						78,416	(5)	76,064
						134,375	(6)	130,344
Jim Mains						1,935	(3)	1,877
						28,608	(4)	27,750
						78,416	(5)	76,064
						134,375	(6)	130,344
David Sperling						1,290	(3)	1,251
						28,608	(4)	27,750
						78,416	(5)	76,064
						134,375	(6)	130,344
Steven M. Yasbek						1,290	(3)	1,251
						14,302	(4)	13,873
						39,222	(5)	38,045
						67,188	(6)	65,172

(1)	Determined by multiplying the number of shares by $0.97, the closing price for our stock on the Nasdaq Global Market on December 31, 2014.
(2)	25% vested after one year, the balance over 36 successive monthly installments.
(3)	50% vests in 48 equal monthly installments, 50% based on 2011 performance and vested 25% in February 2012 with the balance in 36 equal successive monthly installments.
(4)	50% vests in 48 equal monthly installments, 50% based on 2012 performance and vested 25% in February 2013 with the balance in 36 equal successive monthly installments.

(5)	50% vests in 48 equal monthly installments, 50% based on 2013 performance and vested 25% in February 2014 with the balance in 36 equal successive monthly installments.
(6)	50% vests in 48 equal monthly installments, 50% based on 2014 performance and vested 25% in February 2015 with the balance in 36 equal successive monthly installments.

Option Exercises and Stock Vested during Fiscal 2014

The following table sets forth information regarding exercises of stock options and vesting of restricted stock awards held by each of our named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
William W. Smith, Jr.	—	$—	207,912	$268,303
Rick Carpenter	—	—	102,916	132,281
Jim Mains	—	—	102,086	130,673
David Sperling	—	—	99,048	127,542
Steven M. Yasbek	—	—	54,438	70,384
Christopher G. Lippincott (3)	—	—	299,775	284,726
Andrew C. Schmidt (4)	—	—	275,814	266,340

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Represents the market value per share times the number of shares vested on the vesting date.
(3)	Includes the accelerated vesting of 250,000 shares per Mr. Lippincott’s separation agreement.
(4)	Includes the accelerated vesting of 225,000 shares per Mr. Schmidt’s separation agreement.

Employment Agreements

Agreement with William W. Smith, Jr.

In June 2005, we agreed to make to William W. Smith, Jr., Chief Executive Officer, a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment. The agreement provides that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith. We estimate that it would cost approximately $150,000 to purchase such an annuity.

Separation Agreement with Christopher Lippincott

In connection with Mr. Lippincott’s termination, effective May 19, 2014, Mr. Lippincott and the Company entered into an Agreement and General Release (the “Separation Agreement”). The Separation Agreement provided that in exchange for executing the Separation Agreement, which included a general release of claims in favor of the Company and its officers, directors, employees and other affiliates, Mr. Lippincott was provided with benefits consisting of (i) a lump-sum payment of $52,554, (ii) accelerated vesting of 250,000 shares of restricted stock, and (iii) reimbursement of the cost of the COBRA premium for health insurance coverage through September 30, 2014.

Separation Agreement with Andrew Schmidt

In connection with Mr. Schmidt’s termination, effective May 19, 2014, Mr. Schmidt and the Company entered into an Agreement and General Release (the “Separation Agreement”). The Separation Agreement provided that in exchange for executing the Separation Agreement, which included a general release of claims in favor of the Company and its officers, directors, employees and other affiliates, Mr. Schmidt was provided with benefits consisting of (i) a lump-sum payment of $63,269, (ii) accelerated vesting of 225,000 shares of restricted stock, and (iii) reimbursement of the cost of the COBRA premium for health insurance coverage through September 30, 2014.

Other than as disclosed above, none of the named executive officers has an employment agreement with us, and the employment of each of the named executive officers may accordingly be terminated at any time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change in Control

The Compensation Committee believes that change in control agreements are appropriate and serve an important business purpose for the company. The Committee believes that these benefits aid in recruiting and retaining talent in a competitive market. Also, benefits are provided in the event of termination of employment following a change in control, which are intended to motivate executive officers to remain with the company despite the uncertainty and dislocation that arises in the context of change in control situations. The change in control agreements are an important part of our overall compensation objectives, particularly our goal of retaining the best qualified executive officers, and do not affect the decisions made with respect to other compensation elements.

Mr. Smith

We have an agreement with Mr. Smith pursuant to which we agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment; provided that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which is approximately $150,000. Assuming Mr. Smith’s employment was terminated as of December 31, 2014, and further assuming that we determined to satisfy our obligations under his agreement by purchasing a single premium annuity for the benefit of Mr. Smith, we would have been obligated to spend $150,000 to purchase the annuity.

Stock Options and Restricted Stock

Each of our named executive officers holds options and shares of restricted stock that would vest, subject to the satisfaction of certain other conditions included in the option agreements and restricted stock agreements, upon a “Corporate Transaction.” For purposes of these agreements, “Corporate Transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution. We provide this benefit in order to properly incent our executives to support a Corporate Transaction that would be deemed beneficial to our shareholders.

Assuming a Corporate Transaction occurred as of December 31, 2014 and the other conditions included in the restricted stock agreements were satisfied, the following individuals would be entitled to accelerated vesting of the following shares of restricted stock:

Name	Value of accelerated stock awards following Change in Control (1)
William W. Smith, Jr.	Immediate vesting of 486,668 shares with a value of $472,062.
Rick Carpenter	Immediate vesting of 243,334 shares with a value of $236,034.
Jim Mains	Immediate vesting of 243,334 shares with a value of $236,034.
David Sperling	Immediate vesting of 242,689 shares with a value of $235,408.
Steven M. Yasbek	Immediate vesting of 122,002 shares with a value of $118,342.

(1)	Based on the December 31, 2014 closing market price of $0.97.

Director Compensation for Fiscal 2014

The following table sets forth compensation that our directors (other than directors who are named executive officers) earned during 2014 for services as members of our Board of Directors.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Andrew Arno (2)	$10,000	$17,900	$1,467	$29,367
Thomas G. Campbell (3)	10,000	17,900	1,467	29,367
Samuel Gulko (4)	10,000	17,900	1,467	29,367
Gregory J. Szabo (5)	10,000	17,900	1,467	29,367
Steven L. Elfman	—	9,500	—	9,500

(1)	The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Mr. Arno has options to purchase 15,000 shares outstanding as of December 31, 2014.
(3)	Mr. Campbell has options to purchase 15,000 shares outstanding as of December 31, 2014.
(4)	Mr. Gulko has options to purchase 45,000 shares outstanding as of December 31, 2014.
(5)	Mr. Szabo has options to purchase 15,000 shares outstanding as of December 31, 2014.

Summary of Director Compensation

Non-employee members of the Board of Directors receive fees of $2,500 quarterly for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under our 2005 Plan and are eligible to receive discretionary awards under the Plan’s Discretionary Option Grant and Stock Issuance Programs.

Under the 2005 Plan, each non-employee director is entitled to receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of common stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The options will vest (i.e., the repurchase right will lapse) in a series of four successive equal annual installments over the optionee’s period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while still serving as a member of the Board of Directors. On his appointment to the Board, Mr. Elfman waived his right to receive the automatic option grant for 10,000 shares. At a later date, in lieu thereof, he received a grant of 10,000 restricted shares valued at $0.95 per share.

At each Annual Meeting of Stockholders, each individual who will continue to serve as a non-employee member of the Board of Directors will receive an additional option grant for 5,000 shares, provided such individual has served on the Board of Directors for at least six months. Each option will have an exercise price per share equal to the closing sale price per share of common stock on the date of the Annual Meeting and a maximum term of 10 years measured from such date, subject to earlier termination upon the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise paid per share, should the optionee stop serving as a member of the Board of Directors prior to the completion of one year of service measured from the grant date.

On February 18, 2014, each director then serving received a special discretionary grant of 10,000 shares of restricted stock valued at $1.79 per share which vested in equal installments over the next 12 months.

Compensation Committee Interlocks and Insider Participation

In fiscal 2014, the members of our Compensation Committee were Messrs. Campbell and Gulko, who are both non-employee directors. None of such Committee members (i) were during fiscal 2014 an officer or employee of us or any of our subsidiaries, or (ii) is formerly an officer of us or any of our subsidiaries.

ANNUAL REPORT

Our Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on February 27, 2015, is being mailed along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may also obtain a copy of the Annual Report, including the financial statements and financial statement schedules, without charge, by writing to Ms. Carla Fitzgerald, Vice President, at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro, are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s public website at http://www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. For stockholders requesting paper copies of the proxy statement, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Investor Relations, Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, California 92656 or your oral request to the Marketing Department at (949)362-5800. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations department if you are a stockholder of record, using the contact information provided above.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Steven M. Yasbek Corporate Secretary Aliso Viejo, California May 8, 2015

Appendix A

SMITH MICRO SOFTWARE, INC.

2015 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) is to benefit Smith Micro Software, Inc., a Delaware corporation (the “Company”) and its stockholders, by assisting the Company, and its subsidiaries to attract, retain and provide incentives to key employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

ARTICLE II

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1 “Acceleration Conditions” shall have the meaning given to such term in Section 4.3.

2.2 “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.3 “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.4 “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Base Value” shall have the meaning given to such term in Section 14.3.

2.7 “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

Appendix A

2.8 “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c) The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d) The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before;

(e) Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition); or

(f) Any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Change of Control.

2.9 “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.10 “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.11 “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

Appendix A

2.12 “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.13 “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.14 “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.15 “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.16 “Effective Date” shall have the meaning given to such term in Article III.

2.17 “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.18 “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.20 “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.21 “Full Value Award” shall mean any Award that is settled in Shares, other than an Option or Stock Appreciation Right, including any Restricted Stock Award, Performance Stock Award, Dividend Equivalent Right or Restricted Stock Unit Award, in each case, to the extent settled in Shares.

2.22 “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.23 “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.24 “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

Appendix A

2.25 “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.26 “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.27 “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.28 “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.29 “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.30 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.

2.31 “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

2.32 “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.33 “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

2.34 “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.35 “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.36 “Plan” shall mean this Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.37 “Qualified Performance-Based Award” shall mean an Award that is intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

2.38 “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.39 “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.40 “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

Appendix A

2.41 “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.42 “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.43 “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.44 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.45 “Shares” or “Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.46 “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.47 “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.48 “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.49 “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.50 “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.51 “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.52 “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.53 “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.54 “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

Appendix A

ARTICLE III

EFFECTIVE DATE OF PLAN

The Plan has been adopted by the Board, and shall become effective on such date that the Plan is approved by the stockholders of the Company (the “Effective Date”).

ARTICLE IV

ADMINISTRATION

4.1 Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Committee shall consist solely of two (2) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 (“Non-Employee Directors”) and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2 Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3 Limited Power to Accelerate. Notwithstanding anything to the contrary contained herein, the Committee shall not have the power to accelerate vesting of outstanding Awards on a discretionary basis, except (a) upon the death or disability of the Holder, (b) under the conditions set forth in Article XVI, or (c) where such acceleration is provided as severance upon Termination of Service of the Holder, based on cash flow needs of the Company as determined by the Committee (the “Acceleration Conditions”).

4.4 Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.5 Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

Appendix A

ARTICLE V

SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1 Authorized Shares and Award Limits.

(a) Share Reserve. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The maximum aggregate number of Shares which may be issued pursuant to all Awards may not exceed Eight Million Five Hundred Thousand (8,500,000) (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding) (the “Share Reserve”).

(b) Share Counting. For purposes of counting the number of Shares available under the Share Reserve:

(i) Any Award that is not a Full Value Award shall be debited against the Share Reserve as one Share for each Share subject to such Award, and any Award that is a Full Value Award shall be debited against the Share Reserve as 1.2 Shares for each Share subject to such Award.

(ii) Any Shares covered by an Award or portion of an Award which lapses, is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of the Share Reserve, and shall be credited back to the Share Reserve in the same amount that such Award was originally debited against the Share Reserve pursuant to Section 5.1(b)(i).

(iii) The following Shares shall be debited against the Share Reserve and not be available for the grant of Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of a Stock Appreciation Right or Option, (ii) Shares used to pay the exercise price or withholding taxes related to an Award, or (iii) Shares repurchased on the open market with the proceeds from the exercise of any Option.

(c) Incentive Stock Options. The maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options shall be the full Share Reserve.

(d) Section 162(m). The maximum number of Shares subject to Awards that may be granted to any one person during any calendar year shall be Five Hundred Thousand (500,000) Shares (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Stock Appreciation Rights to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code, any Shares subject to Options or Stock Appreciation Rights that are canceled or re-priced.

(e) Adjustment Upon Restatement. The Committee may, in its complete and sole discretion, make retroactive adjustments to and the Holder shall reimburse to the Company any cash or equity based incentive compensation paid to the Holder where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement of the Company’s financial statements or any portion thereof, and as a result of the restatement it is determined that the Holder otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Holder’s misconduct. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the Holder’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Appendix A

5.2 Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI

ELIGIBILITY AND TERMINATION OF SERVICE

6.1 Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2 Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a) The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b) In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment

Appendix A

or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4 Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

ARTICLE VII

OPTIONS

7.1 Option Period. The term of each Option shall be as specified in the Option Agreement; provided, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2 Limitations on Exercise of Option; Minimum Vesting Period. An Option shall vest and become exercisable in whole or in such installments and at such times as specified in the Option Agreement, provided, that no Option or any portion thereof shall become exercisable prior to the first anniversary of its Award date.

7.3 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the Effective Date. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each

Appendix A

Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) accelerated vesting of Options that comply with the Acceleration Conditions, (ii) tax matters (except that provisions requiring additional withholding tax “gross-up” payments to Holders to meet excise taxes or other additional income tax liability shall be prohibited) and (iii) any other matters not inconsistent with the other terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5 Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6 Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

7.8 Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options previously granted.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.1 Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

Appendix A

8.2 Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. Shares awarded pursuant to a Restricted Stock Award shall be represented by a share certificate registered in the name of the Holder of such Restricted Stock Award. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the share certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the share certificate during the Restriction Period (with a share power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) accelerated vesting of Options that comply with the Acceleration Conditions, (ii) tax matters (except that provisions requiring additional withholding tax “gross-up” payments to Holders to meet excise taxes or other additional income tax liability shall be prohibited) and (iii) any other matters not inconsistent with the other terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

ARTICLE IX

UNRESTRICTED STOCK AWARDS

9.1 Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2 Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3 Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

ARTICLE X

RESTRICTED STOCK UNIT AWARDS

10.1 Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

Appendix A

10.2 Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement that are not inconsistent with the other terms and provisions of the Plan. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3 Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

ARTICLE XI

PERFORMANCE UNIT AWARDS

11.1 Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2 Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards that are not inconsistent with the other terms and provisions of the Plan. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3 Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. If necessary to satisfy the requirements of Code Section 162(m), if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XII

PERFORMANCE STOCK AWARDS

12.1 Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement

Appendix A

of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.

12.2 Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards that are not inconsistent with the other terms and provisions of the Plan. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3 Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. If necessary to satisfy the requirements of Code Section 162(m), if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XIII

DISTRIBUTION EQUIVALENT RIGHTS

13.1 Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2 Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate that are not inconsistent with the other terms and provisions of the Plan. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3 Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

Appendix A

ARTICLE XIV

STOCK APPRECIATION RIGHTS

14.1 Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2 Limitations on Exercise; Minimum Vesting Period. A Stock Appreciation Right shall vest and become exercisable in whole or in such installments and at such times as specified in the Stock Appreciation Right Agreement, provided, that no Stock Appreciation Right or any portion thereof shall become exercisable prior to the first anniversary of its Award date.

14.3 Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate that are not inconsistent with the other terms and provisions of the Plan. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a) The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.4 Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a) The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b) The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c) The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d) The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

Appendix A

(e) The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

14.5 Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Stock Appreciation Rights previously granted.

ARTICLE XV

RECAPITALIZATION OR REORGANIZATION

15.1 Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3 Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 (and the Code Section 162(m) limit set forth therein) may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.4 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Appendix A

15.5 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

ARTICLE XVI

CHANGE OF CONTROL

16.1 Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control:

(a) Provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

(b) provide for the purchase of any Awards from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable;

(c) provide for the termination of any then outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

(d) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation following such Change of Control.

16.2 Termination of Service. For purposes of Sections 16.1(a) and (b), any Holder whose employment is terminated by the Company or the surviving corporation following a Change of Control, other than for Cause, prior to the first anniversary of a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.

ARTICLE XVII

AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVII, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.8 (re-pricing prohibitions) or this Article XVII. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the Plan or any Award from Section 409A of the Code).

Appendix A

ARTICLE XVIII

MISCELLANEOUS

18.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

18.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

18.3 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

18.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

18.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

18.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the

Appendix A

Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

18.7 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

18.8 Section 162(m). The following conditions shall apply if it is intended that the requirements of Section 162(m) of the Code be satisfied such that Awards under the Plan which are made to Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code: Any Performance Goal(s) applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established. The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow or cash flow per share, operating cash flow or operating cash flow per share revenue growth, product revenue growth, financial return ratios (such as return on equity, return on investment and/or return on assets), share price performance, stockholder return, equity and/or value, operating income, operating margins, earnings before interest, taxes, depreciation and amortization, earnings, pre- or post-tax income, economic value added (or an equivalent metric), profit returns and margins, credit quality, sales growth, market share, working capital levels, comparisons with various share market indices, year-end cash, debt reduction, assets under management, operating efficiencies, strategic partnerships or transactions (including co-development, co-marketing, profit sharing, joint venture or other similar arrangements), and/or financing and other capital raising transaction. Performance criteria may be established on a Company-wide basis or with respect to one or more Company business units or divisions or subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code. The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction, provided that such deferral satisfies the requirements of Section 409A of the Code. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum aggregate amount that may be paid in cash during any calendar year to any one person (measured from the date of any payment) with respect to one or more Awards payable in cash shall be One Million Dollars ($1,000,000).

18.9 Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom)

Appendix A

and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

18.10 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

18.11 Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

18.12 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

18.13 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

18.14 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

18.15 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

18.16 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

PROXY CARD

SMITH MICRO SOFTWARE, INC.

PROXY

Annual Meeting of Stockholders — June 18, 2015

This Proxy is Solicited on Behalf of the Board of Directors of

Smith Micro Software, Inc.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on June 17, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on June 17, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING REGISTRATION:

To vote and/or attend the meeting, go to “stockholder meeting registration” link at www.proxyvote.com.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 18, 2015: The Proxy Statement and Annual Report are available at http://www.edocumentview.com/SMSI

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 18, 2015 and the related Proxy Statement, and appoints William W. Smith, Jr. and Steven M. Yasbek, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Smith Micro Software, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, CA 92656, on Thursday, June 18, 2015, at 10:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	Election of Directors. To elect two directors to serve for a three-year term ending at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

	FOR	WITHHOLD AUTHORITY TO VOTE

Thomas G. Campbell	☐	☐

Steven L. Elfman	☐	☐

2.	Approval of the 2015 Omnibus Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	“Say-on-Pay” Proposal: Advisory vote to approve the compensation of named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Ratification of the appointment of SingerLewak LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Other Business. In accordance with the discretion of the proxy holders, the proxy holders are authorized to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR each of the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)
Please sign your name:	Date:
(Authorized Signature(s))